ICOP Announces Results of 2010 Annual Meeting of Shareholders

LENEXA, KS -- (Marketwire - June 04, 2010) - ICOP Digital, Inc. (NASDAQ: ICOP), an industry-leading company engaged in advancing mobile video solutions, today announced the results of the Company's 2010 Annual Meeting of Stockholders, held Thursday, June 3, 2010, in Overland Park, Kansas.

The matters up for vote, which were to elect two members of the Board of Directors, Bryan Ferguson and David C. Owen, to serve as Class B directors for a term expiring at the 2013 Annual Meeting, were approved by shareholders. The approval of an amendment to the Company's Articles of Incorporation, as amended, and a reverse stock split of the Company's common stock and to grant the Company's Board of Directors the authority to set the ratio of the reverse stock split within the range of one-for-two to one-for-ten, or not to complete any reverse stock split, in its discretion was approved by shareholders. Additionally, the approval of the anti-dilution protections afforded to the warrants sold pursuant to our prospectus supplement dated January 29, 2010 and related base prospectus, and the ratification of Cordovano and Honeck LLP as the Company's independent registered public accounting firm for the year ending December 31, 2010, were all approved by shareholders.

About ICOP Digital, Inc.
ICOP Digital, Inc. (NASDAQ: ICOP) is a leading provider of in-car video and mobile video solutions for Law Enforcement, Fire, EMS, Military, and Transportation markets, worldwide. ICOP solutions help the public and private sectors mitigate risks, reduce losses, and improve security through the live streaming, capture and secure management of high quality video and audio. www.ICOP.com

For more information, contact:
Melissa K. Owen
Dir. of Communications
16801 West 116th Street
Lenexa, KS 66219 USA
Phone: (913) 338-5550
Fax: (913) 312-0264
mowen@ICOP.com
www.ICOP.com

For Investor Relations:
DC Consulting, LLC
Daniel Conway
Chief Executive Officer
Phone: (407) 792-3332
investorinfo@ICOP.com
daniel@dcconsultingllc.com